Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made this September 14, 2024 (the “Effective Date”), by and between World Road Inc. (the “Company”), and Xiaowei Mi (the “Executive”).

WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company on the terms and conditions herein provided.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.	Employment. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, on the terms and conditions set forth herein.

2.	Term. The employment of the Executive by the Company shall commence on the Effective Date and terminate one year from the Effective Date (the “Initial Term”), unless sooner terminated as hereinafter provided. Following the Initial Term, this Agreement shall be automatically renewed for successive additional one (1) year terms (each a “Renewal Term” and together with the Initial Term, the “Term”), unless either party gives prior written notice of non-renewal to the other party at least sixty (60) days prior to the termination date of the Initial Term or the then current Renewal Term, as applicable.

3.	Positions and Duties. The Executive shall serve as Chief Financial Officer of the Company and shall have such duties and responsibilities commensurate with such positions and such additional duties and responsibilities commensurate with such position as may be assigned to him from time to time by the Company’s Board of Directors and executives. Executive shall have the authority as is commensurate for performance of his duties and responsibilities, subject to the terms of this Agreement and to the authority of the Company’s Board of Directors. During the Term, the Executive shall devote his full business time, attention, skill and efforts to the business and affairs of the Company. Notwithstanding the foregoing, the Executive may engage reasonable amounts of time in charitable, educational, religious, civic and professional activities, provided that such activities do not materially interfere with the services required to be rendered to the Company hereunder and do not violate the restrictive covenants set forth in Sections 8, 9 and 10 below.

4.	Compensation and Related Matters. For services rendered by the Executive hereunder during the Term, the Executive shall be compensated as follows:

(a)	Base Salary. The Company shall pay the Executive a base salary (the “Base Salary”) to be determined, from time to time, by the Company’s Board of Directors (or the Compensation Committee of the Board of Directors). The initial Base Salary for the first year following the Effective Date shall be RMB209,000 per annum. The Base Salary shall be payable in accordance with the Company’s customary payroll practices. The Company shall review the Executive’s performance and Base Salary at least annually during normal Company salary reviews, and any adjustments to the Base Salary shall be determined by the Company’s Board of Directors (or the Compensation Committee of the Board of Directors), in its sole discretion.

(b)	Benefits. The Executive shall be entitled to participate in all compensation and employee benefit plans or programs generally available to all employees of the Company, to the fullest extent permissible under the general terms and provisions of such plans or programs and in accordance with the provisions thereof including, without limitation, incentive compensation, bonus, group hospitalization, health, dental care, life, disability or other insurance, tax-qualified and nonqualified pension, savings, thrift and profit-sharing plans, termination or severance pay programs, sick-leave plans, travel or accident insurance, automobile allowance or automobile lease plans, and executive continent compensation plans, and equity compensation programs, including, without limitation, capital accumulation programs, stock purchase, restricted stock and stock option plans (such plans and programs, collectively, the “Employee Benefit Plans”).

(c)	Expenses. The Company shall reimburse the Executive for all reasonable out-of-pocket travel or other business expenses actually incurred or paid by the Executive in connection with the performance of his duties and obligations under this Agreement, subject to the Executive’s presentation of itemized vouchers, receipts and documentation and consistent with the reimbursement policies and procedures as the Company may, from time to time, establish for senior officers.

(d)	Vacation. Executive shall be entitled to four weeks of paid vacation per year. The Executive shall take his vacation at such time or times as the Executive and the Company shall determine to be mutually convenient. In addition, Executive shall be entitled to all other holidays, sick days and personal days as are consistent with the Company’s policies in effect from time to time.

(e)	Directors and Officers Insurance. During the Term, the Company shall maintain insurance covering its directors and officers, including the Executive, against lawsuits for errors, omissions and other liabilities, containing minimum coverage amount of $5,000,000 in the aggregate; provided, however, that the amount of the insurance coverage may be adjusted by the Company with the Executive’s approval.

5.	Early Termination. This Agreement may terminate prior to expiration of the Initial Term or the then current Renewal Term as provided in accordance with Section 2 above, or by reason of any of the following:

(a)	By Company for Cause. The Company may terminate this Agreement for “Cause” (as defined below). For purposes of this Agreement, “Cause” shall mean: (i) the gross and willful misconduct on the part of the Executive in connection with the performance of his duties and responsibilities hereunder; (ii) the breach by Executive of any material provision of this Agreement, which breach shall remain uncured by Executive thirty (30) days after receipt of the Company’s notice of breach (provided, however, that if, in the reasonable judgment of the Company, such breach is not curable, then the Company is not obligated to provide such thirty (30) day cure period and shall have the right to immediately terminate this Agreement); (iii) commission by Executive of fraud, embezzlement, misrepresentation or an act of dishonesty in connection with his duties hereunder; (iv) the commission of a felony or a misdemeanor involving moral turpitude; (v) Executive has willfully and repeatedly refused or failed to follow specific, lawful and reasonable directions of the Board of Directors and the failure of the Executive to remedy such refusal or failure within thirty (30) days following receipt of the Company’s written notice thereof; or (vi) the violation by Executive of any statutory or common law duty of loyalty to the Company as determined in a final non-appealable judgment by a court of competent jurisdiction.

(b)	By Executive for Good Reason. The Executive may terminate this Agreement for “Good Reason” (as defined below). For purposes of this Agreement, “Good Reason” shall mean: the breach by the Company of any material provision of this Agreement, which breach shall remain uncured by the Company thirty (30) days after receipt of the Executive’s notice of breach.

(c)	Death or Disability of Executive. This Agreement shall terminate immediately upon the death of Executive or the Company’s determination of Executive’s “Disability” (as defined below). For purposes of this Agreement, “Disability” shall mean: (i) that the Executive is permanently disabled so as to qualify for full benefits under the Company’s then-existing disability insurance policy; or (ii) if the Company does not maintain any such disability policy on the date of determination, the inability of the Executive to work for a period of six (6) full calendar months during any nine (9) consecutive calendar month period due to illness or injury of a physical or mental nature, supported by the completion by the Executive’s attending physician or a doctor for the Company or its insurer of a medical certification form outlining the disability and treatment, if at the end of such disability period, there is no reasonable probability of Executive promptly resuming full-time service pursuant to the terms of this Agreement.

6.	Severance Provisions Generally.

(a)	Any termination of Executive’s employment by the Company shall be communicated by written Notice of Termination to Executive and any termination by the Executive of his employment shall be communicated by written Notice of Termination to the Company. For purposes of this Agreement, a “Notice of Termination” shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated

(b)	For purposes of this Agreement, the “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death, (ii) if the Executive’s employment is terminated for Cause or without Cause by the Company, the date specified in the Notice of Termination, (iii) if the Executive’s employment is terminated as a result of a Disability, the date on which the Company determines that the Executive is Disabled, and (iv) if the Executive terminates his employment for Good Reason or otherwise voluntarily terminates his employment without Good Reason, the date specified in the Notice of Termination

(c)	If this Agreement is terminated by the Company for Cause or by reason of Executive’s death or Disability or if this Agreement is terminated by the Executive without Good Reason, then the Company shall pay Executive the following:

(i)	Accrued and unpaid Base Salary up to and including the Date of Termination;

(ii)	Accrued and unpaid benefits to the Executive under Employee Benefit Plans up to and including the Date of Termination; and

(iii)	In the case of termination by reason of Executive’s death, the retention of the Stock Option to the extent vested as of immediately prior to the Date of Termination. For the avoidance of doubt, any unvested portion of the Stock Option shall be deemed forfeited and cancelled as of the Date of Termination in the case of termination by the Company for Cause or by Executive without Good Reason.

(d)	If this Agreement is terminated by the Company (other than a termination by the Company for Cause or by reason of Executive’s death or Disability) or by the Executive with Good Reason, then the Company shall pay Executive the applicable severance payments as set forth in Section 7. Said severance payments shall be payable in equal installments every two weeks over the applicable severance period in accordance with the Company’s customary payroll practices.

(e)	Executive shall not be required to mitigate (by seeking any other employment, self-employment or any other income producing pursuit) any amounts or benefits payable to him upon termination of this Agreement.

(f)	Executive shall not be required to set off against any amounts or benefits payable to him upon termination of his employment under this Agreement, any compensation for other employment, consultancy or unemployment benefits received while he is receiving payments and benefits under this Agreement.

7.	Severance Payments. The Company shall provide Executive the following severance:

(a)	Accrued and unpaid Base Salary up to and including the Date of Termination;

(b)	Accrued and unpaid benefits to the Executive under Employee Benefit Plans up to and including the Date of Termination;

(c)	The retention of the Stock Option to the extent vested as of immediately prior to the Date of Termination;

(d)	Continued provision of Base Salary for three (3) months following the Date of Termination;

8.	Confidentiality.

(a)	“Confidential Information” shall mean all information (in written, oral or electronic form) of the Company and its affiliates that is designated by the Company as being confidential or should have been reasonably understood by Executive to be confidential. Confidential Information shall include, without limitation, all documentation provided by the Company, including but not limited to, all inventions, technology, trade secrets, know-how, technical information and data, improvements, formulas, research, development, laboratory notebooks, processes, diagrams, designs, drawings, engineering, test procedures and specifications, manufacturing specifications, configurations, packaging, search results, and any documents or materials relating thereto, business, financial, accounting, insurance, and marketing information, analyses, forecasts, predictions or projections, documents, systems, specifications, research and development information, prices, proposed transaction terms and other commercial information and/or trade and business secrets.

(b)	Confidential Information shall not include information that: (i) is or becomes public domain through no action on the part of Executive; (ii) is lawfully obtained from any source other than the Company, without an obligation to keep it confidential; (iii) is previously known to Executive without an obligation to keep it confidential; (iv) is required to be disclosed pursuant to any applicable law, regulation, judicial or administrative order or decree, or request by other regulatory organization having authority pursuant to the law; provided, however, that Executive shall first have given prior written notice to the Company so that the Company may seek a protective order requiring that the Confidential Information not be disclosed; or (v) is independently developed by Executive without the use of the Confidential Information

(c)	Executive hereby agrees that, during the Term and for three (3) years thereafter, he: (i) shall use the Confidential Information solely in connection with the performance of his duties under this Agreement, and not for any other purpose whatsoever without the prior express written consent of the Company; (ii) shall not copy, disclose or reveal any of the Confidential Information to any third party without the prior express written consent of the Company; (iii) shall take strict precautions to maintain the confidentiality of the Confidential Information received; (iv) shall, within five (5) days of a written request by the Company, destroy or return any and all copies on any media containing the Confidential Information.

(d)	Unauthorized disclosure or use of Confidential Information may give rise to irreparable injury, which may not be adequately compensated by damages. In the event of a breach or threatened breach of this Section 8, the Company shall be entitled to a preliminary injunction and a temporary restraining order restraining the Executive from using or disclosing the Confidential Information or such other equitable relief as may be necessary to protect the interests of the Company. Such remedy shall be additional to and not a limitation upon any other remedy which may otherwise be legally available to the Company, including but not limited to a remedy for actual damages occasioned by the breach of the terms of this Section 8 (which damages shall include costs, expenses and reasonable attorneys’ fees).

(e)	Executive acknowledges and agrees that he is aware that: (i) the Confidential Information may contain material, non-public information regarding the Company and/or its affiliates (“Insider Information”) and (ii) the United States securities laws prohibit any persons who have material, non-public information concerning the Company and/or its affiliates from purchasing or selling securities of the Company or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities in reliance upon such information. Accordingly, the Executive acknowledges and agrees to maintain all Confidential Information and material non-public information of the Company and/or its affiliates. The Executive acknowledges and agrees that he will abide by all laws, rules and regulations relating to the handling of and acting upon Insider Information (including trading (directly or indirectly) while in possession of Insider Information or disclosing or utilizing Insider Information in connection with the purchase or sale of securities). Further, the Executive will not, and will use his best efforts to ensure that his affiliates (and any person acting on their behalf or in concert with them) will not, trade in the securities of the Company (including any securities convertible into such securities, or any other right to acquire such securities) on the basis of, or if and while it or its representatives are in possession of Insider Information until such time as the Company has publicly disclosed such information

9.	Non-Competition and Non-Solicitation.

(a)	The Executive covenants and agrees that during the Term hereof and for a period of two (2) years following the termination of his employment hereunder (the “Restricted Period”), that he will not, directly or indirectly, at any time during the Term and/or the Restricted Period and anywhere within China:

(i)	own, operate, manage, join, control, participate in the ownership, management, operation or control of, or be paid or employed by, or acquire any securities of, or otherwise become associated with or provide assistance to, as an employee, consultant, director, officer, shareholder, partner, agent, associate, principal, representative or in any other capacity, any business entity which engages in any directly competitive line of business in which the Company is engaged during the Executive’s employment with the Company; provided, however, that the foregoing shall not prevent the Executive from owning, in the aggregate, an amount not exceeding five percent (5%) of the issued and outstanding voting securities of any class of any corporation whose voting capital stock traded or listed on a national securities exchange or in the over-the-counter market; and

(ii)	solicit to employ or engage, for or on behalf of himself or any third party, any employee, vendor or agent of the Company.

(b)	The Executive hereby agrees that he will not, directly or indirectly, for or on behalf of himself or any third party, at any time during the Term and/or the Restricted Period, solicit any customers of the Company (and/or its successor) with respect to products or services directly competitive with products or services then being sold by the Company (and/or its successor).

(c)	If any of the restrictions in this Section 9 shall be held by a court of competent jurisdiction to be unenforceable, illegal or invalid by reason of the extent, duration or geographical scope thereof or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope or other provisions hereof, and this Section 9, in its reduced form, shall be remain valid, in full force and effect and enforceable in the manner contemplated hereby.

10.	Ownership of Product Ideas and Assignment.

(a)	The Executive will disclose to the Company all Product Ideas. For purposes of this Agreement, “Product Ideas” shall mean all ideas, potential marketing and sales relationships, inventions, copyrightable expressions, research, plans for products or services, marketing plans, original works of authorship, know how, trade secrets, information, data, developments, discoveries, improvements, modifications, technology and designs, whether or not eligible for patent or copyright protection, which relate to the business of the Company, made, conceived, expressed, developed, or actually or constructively reduced to practice by the Executive within the scope of Executive’s employment, whether solely or jointly with other Company employees or consultants retained by Company during the Term

(b)	The Executive acknowledges and agrees that the Product Ideas and any resulting patents or trademarks shall be the exclusive property of the Company, and that all of said Product Ideas shall be considered as “work made for hire” belonging to the Company. To the extent any such Product Ideas, under applicable law, may not be considered work made for hire by the Executive for the Company, the Executive hereby assigns and, upon its creation, automatically and irrevocably assigns to the Company, without any further consideration, all right, title and interest in and to such Product Ideas, including, without limitation, any copyright, other intellectual property rights, all contract and licensing rights, and all claims and causes of action of any kind with respect to such materials. The Company shall have the exclusive right to use the Product Ideas, whether original or derivative, for all purposes without additional compensation to the Executive. At the Company’s expense, the Executive will assist the Company to perfect the Company’s rights in the Product Ideas and to protect the Product Ideas throughout the world, including, without limitation, promptly executing and delivering such patent, copyright, trademark or other applications, assignments, descriptions and other instruments and to take such actions for and on behalf of the Executive as may be necessary to vest title to and/or defend or enforce the rights of the Company in the Product Ideas.

11.	Specific Performance; Injunctive Relief. The Company and the Executive each acknowledge and agree that irreparable damage would occur in the event that the provisions of Sections 8, 9 or 10 of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of the such provisions of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which they may be entitled at law or equity.

12.	Indemnification. The Company shall indemnify and hold harmless Executive to the maximum extent permitted by the Company’s Articles of Incorporation, By-Laws, and applicable laws, as amended.

13.	Withholding. The Company shall be entitled to deduct and withhold, from the Base Salary, bonuses, severance payments and/or any other amounts otherwise payable pursuant to this Agreement, such amounts as the Company determines that it is required to deduct and withhold under the Internal Revenue Code of 1986, as amended, or any provision of state or local tax law, with respect to the making of such payment.

14.	Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement other than Section 4 (it being acknowledged by the Parties that Section 4 is an integral and material part of this Agreement) is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

15.	Notice.

For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or (unless otherwise specified) mailed by China certified mail, return receipt requested, postage prepaid, or one day after delivery to an overnight air courier guaranteeing next day delivery, addressed as follows:

If to Chief Financial Officer:

No. 888 Sichuan North,

Room 2706, Hongkou

District, Shanghai, China

If to the Company:

World Road Inc.

4th Floor, Section 4-56, Building C, Comprehensive Bonded Zone,

8MC Plot No. 69, Checheng South Road

Wuhan City, Hubei Province, China

+86-27 8485 3318

16.	Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

17.	Assignment. This Agreement may not be assigned by the Executive, but may be assigned by the Company to any successor to, or assign of, its business and will inure to the benefit and be binding upon any such successor or assign. The term “the Company” as used throughout this Agreement shall include (i) any successors or assigns of Company, and (ii) any successor, individual, association, partnership or corporation to which all or substantially all of the business, stock or assets of the Company shall have been transferred, and (iii) any other corporation into or with which Company shall have or has been merged, consolidated, reorganized or absorbed, all of whom shall be bound by the provisions of this Agreement, provided that no such assignment, sale of assets, merger or other such event shall relieve the Company, of its obligations hereunder.

18.	Counterparts. This Agreement may be executed in several counterparts, each of which may be delivered by and among the parties by facsimile or other electronic transmission and each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

19.	Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof, and fully supersedes any and all prior agreements between the parties hereto respecting the Executive’s employment. In addition, no amendment or modification to this Agreement shall be valid unless set forth in writing and signed by each of the parties.

20.	Headings. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

21.	Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of law principles.

22.	Representations.

(a)	Executive’s Representations. Executive hereby represents and warrant to the Company that (i) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, non-compete agreement or confidentiality agreement with any other person or entity, and (iii) upon the execution and delivery of this Agreement by all of the parties hereto, this Agreement shall be valid and binding obligation of Executive, enforceable in accordance with its terms.

(b)	Company’s Representations. Company hereby represents and warrants to the Executive that (i) the execution, delivery and performance of this Agreement by Company does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Company is a party or by which Company is bound, (ii) this Agreement has been duly approved by its Board of Directors (or the Compensation Committee of the Board of Directors) and the undersigned signatory of the Company has authority to execute this Agreement on behalf of the Company, and (iii) upon the execution and delivery of this Agreement by all parties hereto, this Agreement shall be the valid and binding obligation of Company, enforceable in accordance with its terms.

23.	Survival. Sections 6, 7, 8, 9, 10, 11, 12, 13, 14, 16, 17, 21, 22 and 24 shall survive the termination of this Agreement.

24.	Attorneys’ Fees. The parties shall be responsible for their own respective costs and expenses incurred in connection with negotiation and execution of this Agreement and any dispute involving this Agreement including attorney fees and costs

IN WITNESS WHEREOF, the parties have executed this Employment Agreement on the date and year first above written.

WORLD ROAD

/s/ Yu Zhang
Chairman of the board and CEO

EXECUTIVE

/s/ Xiaowei Mi